For more information, please contact:
William D. Snider
Chief Financial Officer
(720) 956-6598
bsnider@uwbank.com

FOR IMMEDIATE RELEASE

UNITED WESTERN BANCORP, INC. REPORTS
2008 FOURTH-QUARTER RESULTS

•	Net income for the fourth quarter of 2008 was $2.0 million, or $.29 per diluted share.
•	Net income for 2008 was $10 million or $1.39 per share. Absent the third quarter OTTI charge, net income was $12.5 million or $1.74 per share.
•	Community bank loans grew $64 million in the fourth quarter, $413 million for all of 2008.
•	Total community bank loans reach $1.12 billion at December 31, 2008.
•	Net interest margin was 3.88% for the fourth quarter compared to 3.99% for the prior quarter, and 3.73% for the year-ago fourth quarter.
•	Community bank held for investment nonperforming loans were .45% of the community bank held for investment portfolio, inclusive of government guarantees.
•	The allowance for held for investment community bank loans grew to 1.47% of the community bank held for investment portfolio, and 330% of nonperforming community bank held for investment loans.
•	Total deposits and escrow balances increased $137 million in the fourth quarter and $335 million for all of 2008. Community bank deposits increased $103 million in 2008 to $192 million.
•	Seventh full service banking office opens in South Denver.
•	United Western Bank remains well capitalized with Tier – 1 core and total risk based capital of 7.65% and 10.55%, respectively.

Denver – February 11, 2009. United Western Bancorp, Inc. (NASDAQ: UWBK) (the “Company”), a Denver-based holding company whose principal subsidiary, United Western Bank® (the “Bank”), is a community bank focused on expansion across Colorado’s Front Range market and selected mountain communities, announced results for its 2008 fourth quarter.

Net income for the quarter was $2.0 million, or $.29 per diluted share, compared with $1.5 million, or $.21 per diluted share, for the third quarter of 2008. Income for the quarter ended December 31, 2007 was $3.0 million, or $.41 per diluted share. The third quarter of 2008 results include a pre-tax $4.1 million other-than-temporary impairment (“OTTI”) write down on investment securities. Excluding the after-tax effect of the impairment write down on investment securities, net income for the third quarter of 2008 was $4.0 million, or $.57 per diluted share.

Net income for 2008 was $10.0 million or $1.39 per diluted share, compared to $10.1 million or $1.40 per diluted share for 2007. Excluding the after-tax effect of the OTTI write down on investment securities, net income for the twelve months ended December 31, 2008 was $12.5 million, or $1.74 per diluted share. See a reconciliation of this non-GAAP financial information to the Company’s actual net income for the twelve months ended December 31, 2008 in Appendix I to this release.

Scot T. Wetzel, President and Chief Executive Officer said: “We are pleased with the results that we achieved in the fourth quarter and all of 2008 given the current economic environment.  The 2008 year was historic for the financial industry.  The Federal Government is taking unprecedented measures to prevent the potential collapse of the United States financial system, as evidenced by some of the largest financial institutions in the country that were purchased, merged, or recapitalized.  In addition, the recession has resulted in a continued high loan loss provision, an increase in nonperforming assets, and erosion of net interest margin when compared to earlier periods.  Notwithstanding the foregoing, we are pleased to report earnings of $2.0 million, or $.29 per share, for the fourth quarter and earnings of $10.0 million or $1.39 per share for 2008.  United Western Bank remains well capitalized at the end of the fourth quarter. Our core community banking business plan continues to outperform our expectations, and we remain focused on working diligently and strategically for our customers and shareholders in this unprecedented economic environment.”

William D. Snider, Chief Financial Officer, said: “Our overall asset quality declined moderately in the fourth quarter as a result of the deteriorating economic conditions. Nonperforming community bank loans held for investment were $4.6 million, representing .45% of the community bank held for investment loan portfolio.  In addition there were $6.8 million of nonperforming community bank loans held for sale that were nonperforming.  Total community bank nonperforming loans were 1.02% of the total community bank loan portfolio, which was an increase of $5.2 million in nonperforming community bank loans from the third quarter. During the fourth quarter we added $2.4 million to the allowance for credit losses, based on the $64 million of new community bank loans, and additions for specific allowance and general allowance for loans we identified that exhibited signs of weakness as well as a continued decline in general economic conditions. In addition, we incurred a charge of $1.6 million in the fourth quarter compared to $610,000 for the third quarter to reduce loans held for sale to the lower of cost or fair value.”

“The net interest margin declined 11 basis points in the linked quarter. The net interest margin declined to 3.88% for the fourth quarter of 2008 compared to 3.99% for the third quarter. As compared to the year ago quarter, the net interest margin rose 15 basis points.”

Net Interest Income, Yield on Assets, Cost of Liabilities
	Quarter Ended
	December 31, 2008	September 30, 2008	December 31, 2007
	(Dollars in thousands)
Interest and dividend income	$28,891	$29,151	$30,366
Interest expense	8,045	8,109	11,998
Net interest income before provision for credit losses	$20,846	$21,042	$18,368

Yield on assets	5.35%	5.51%	6.12%
Cost of liabilities	1.64%	1.73%	2.76%
Net interest spread	3.71%	3.78%	3.36%
Net interest margin	3.88%	3.99%	3.73%

Net interest income before provision for credit losses totaled $20.8 million for the quarter ended December 31, 2008, compared with $21.0 million for the quarter ended September 30, 2008, and $18.4 million for the quarter ended December 31, 2007. The decrease in net interest income before provision for credit losses between the fourth quarter and the third quarter of 2008 of $196,000 was principally the result of the declining interest rate environment.  During the fourth quarter of 2008 interest income on community bank loans increased by $143,000 from the $84 million growth in the average community bank loans, while the interest income from the wholesale assets decreased by $201,000 as a result of the decline in the average wholesale assets due to payoffs of $47 million.  Premium amortization on purchased SBA loans and securities declined by $140,000 in the fourth quarter of 2008 to $560,000, as compared to $700,000 for the third quarter of 2008. In the fourth quarter of 2008, the yield on total interest-earning assets decreased 16 basis points to 5.35% versus the third quarter of 2008 when the yield was 5.51%.  The yield on community bank loans declined 43 basis points to 5.76% for the fourth quarter compared with 6.19% for the 2008 third quarter. For the same periods, the yield on wholesale assets increased 15 basis points to 5.14% versus 4.99% due principally to the lower premium amortization on purchased SBA loans and securities.

The Company’s cost of interest-bearing liabilities decreased nine basis points to 1.64% for the fourth quarter, compared with 1.73% for the third quarter. This decrease can be primarily attributed to the decline in rates paid on money market accounts.  Partially offsetting this decline was a shift in the mix of liabilities caused by new retail deposit promotions, which resulted in an increase in certificate accounts.

Comparing the fourth quarter of 2008 to the fourth quarter of 2007, net interest income before provision for credit losses increased $2.5 million as the cost of liabilities declined by $4.0 million, and for the same periods interest income declined by $1.5 million. Although the average interest-earning assets increased by $176 million between the fourth quarters of 2008 and 2007, the yield on interest-earning assets declined to 5.35% for the fourth quarter of 2008 compared with 6.12% for the fourth quarter of 2007. This 77 basis point decline in the yield on interest-earning assets was the result of the decrease in the prime rate and was partially offset by the change in mix of assets. The decline in the prime rate caused the yield on our community bank loans to decline by 234 basis points between the two periods. However, between the fourth quarters of 2008 and 2007, the average balance of community bank loans increased by $419 million and the average balance of lower-yielding wholesale assets declined by $236 million. Also between these periods, there was lower premium amortization of $1.2 million on purchased SBA loans and securities.

The cost of interest-bearing liabilities declined by 112 basis points to 1.64% for the fourth quarter of 2008 versus 2.76% for the same period a year ago. In addition to the factors discussed above, we had a 114 basis point reduction in the cost of borrowed money and junior subordinated debt, due to general market declines in rates.

Provision for Credit Losses
See discussion of Reclassification of Financial Statement Presentation below.
	Quarter Ended
	December 31, 2008	September 30, 2008	December 31, 2007
	(Dollars in thousands)
Net interest income before provision for credit losses	$20,846	$21,042	$18,368
Provision for credit losses	2,373	2,202	1,246
Net interest income after provision for credit losses	$18,473	$18,840	$17,122

In the fourth quarter of 2008, provision for credit losses was $2.4 million compared with $2.2 million for the third quarter of 2008 and $1.2 million for the fourth quarter of 2007. The provision for credit losses in the fourth quarter of 2008 was the result of the $64 million of growth net of repayments in our community bank loan portfolio during the period, an increase in specific impairment of $189,000 associated with a commercial loan that became nonperforming in the fourth quarter, and approximately $1.5 million related to other existing loans that demonstrated signs of weakness for which the loan grade was reduced and a continued decline in the general economic conditions.  Overall at December 31, 2008 our allowance for credit losses as a percent of loans held for investment was approximately 1.30% as compared to .90% at December 31, 2007.

The provision for credit losses for the third quarter of 2008 of $2.2 million was the result of the $121 million of growth net of repayments in our community bank loan portfolio during the period, an increase of specific impairments of $767,000 associated with one nonperforming construction loan and three residential loans, and approximately $600,000 related to current economic conditions and other existing loans that demonstrated signs of weakness for which the loan grade was reduced.

The provision for credit losses for the fourth quarter of 2007 of $1.2 million was principally the result of the $98 million of net growth in the community bank loan portfolio during the period and an increase reflecting general economic conditions.

Noninterest Income
	Quarter Ended
	December 31, 2008	September 30, 2008	December 31, 2007
	(Dollars in thousands)
Custodial, administrative and escrow services	$2,534	$2,547	$2,254
Loan administration	1,081	1,175	1,408
Gain on sale of loans held for sale	21	418	92
Other-than-temporary impairment	–	(4,110)	–
Other	704	1,115	902
Total noninterest income	$4,340	$1,145	$4,656

Noninterest income was $4.3 million for the quarter ended December 31, 2008 compared to $1.1 million for the quarter ended September 30, 2008, and $4.7 million for the quarter ended December 31, 2007. Excluding the $4.1 million OTTI charge, noninterest income was $5.3 million for the quarter ended September 30, 2008. The decrease, excluding the third quarter OTTI charge, between the fourth quarter and third quarter of 2008 was caused by a decrease in gain on sale of SBA originated loans, and a dividend received in the third quarter of 2008 of $540,000 from our approximate 7% ownership in a mutual fund clearing and settlement company, which was included in other noninterest income. Gain on sale of loans was $21,000 for the fourth quarter of 2008 on sales of $2.2 million of principal balance of originated SBA loans versus a gain of $418,000 on sales of $12.2 million of principal balance of originated SBA loans for the third quarter of 2008.

Noninterest income for the quarter ended December 31, 2007, included gains from the sale of $2.7 million of principal balance of SBA originated loans, from which we realized a gain of $92,000.

Noninterest Expense
See discussion of Reclassification of Financial Statement Presentation below.
	Quarter Ended
	December 31, 2008	September 30, 2008	December 31, 2007
	(Dollars in thousands)
Compensation and employee benefits	$7,297	$8,298	$7,161
Subaccounting fees	3,849	4,365	5,192
Lower of cost or fair value adjustments	1,618	610	(176)
Occupancy and equipment	1,011	898	776
Other	6,430	5,127	4,598
Total noninterest expense	$20,205	$19,298	$17,551

Noninterest expense was $20.2 million for the quarter ended December 31, 2008, versus $19.3 million for the quarter ended September 30, 2008, and $17.6 million for the quarter ended December 31, 2007. Noninterest expense for the fourth quarter of 2008 increased $907,000, or 4.7%, from the third quarter due principally to a $1.0 million increase in expense associated with lower of cost or fair value adjustments.  During the fourth quarter the market for loans held for sale continued to weaken in general.  In addition, credit factors impacted two larger multifamily loans in this portfolio.  Compensation and employee benefits decreased $1.0 million to $7.3 million in the fourth quarter compared with $8.3 million for the third quarter.  The decrease was due to a reduction of the accrual for bonus payments based on our results for the year.  Lower subaccounting fees resulted in a decline of noninterest expense of $516,000 between the fourth and third quarter of 2008 and a decline of $1.3 million between the fourth quarters of 2008 and 2007.  The decline was principally due to the decline in market interest rates upon which such fees are based.  Other expenses increased $1.3 million in the fourth quarter of 2008 versus the third quarter of 2008.  Of this amount $312,000 was related to an increase in accounting and auditing fees related to our decision to change independent auditors in the fourth quarter, approximately $250,000 was due to increased costs for loan collection and ongoing routine legal matters.

Noninterest expense for the fourth quarter of 2008 increased $2.7 million as compared to the fourth quarter of 2007. Increases in lower of cost or fair value adjustments and other expenses offset the decline in subaccounting fees.  The increase in the lower of cost or fair value adjustments was due to the factors that are impacting asset valuations nationally.  Other expense increased due to the factors discussed above.

Income Taxes.  For the quarter ended December 31, 2008, the Company’s effective tax rate was 22.1%.  The Company’s effective rate is below enacted tax rates due to the utilization of New Markets Tax Credits.  The Company’s tax rate was (117%) for the third quarter of 2008 and 29.4% for the fourth quarter of 2007.  The tax rate for the fourth quarters of 2007 and 2008 was impacted by the level of pre tax income and the utilization of New Markets Tax Credits.  The effective tax rate for the third quarter of 2008 was impacted by those same two factors and was further impacted by the OTTI charge, which resulted in a $1.6 million reduction in income tax expense. In addition, the effective tax rate for the third quarter of 2008 was impacted by previously uncertain tax positions that were resolved with the lapsing of the statute of limitations of the associated tax returns. As a result, of this and various other factors, income tax expense was reduced by $694,000 in the third quarter of 2008.

Balance Sheet. The Company’s assets were $2.26 billion at December 31, 2008, compared with $2.10 billion at December 31, 2007. Assets grew $163 million in 2008, as total community bank loans increased, as shown below.

Loan Portfolio
The table below is inclusive of loans held for investment and loans held for sale:

	December 31, 2008	September 30, 2008	December 31, 2007
	(Dollars in thousands)
Community bank loans:
Commercial real estate	$481,053	$460,416	$286,737
Construction and development	400,113	364,859	272,736
Commercial and industrial	133,930	130,615	88,175
Multifamily	48,253	49,679	47,888
SBA originated, guaranteed portions	5,370	4,261	5,602
Consumer	49,400	44,445	3,825
Total community bank loans	1,118,119	1,054,275	704,963

Wholesale loans:
Residential	335,791	350,348	441,734
SBA purchased loans - guaranteed	87,194	92,225	116,084
Total wholesale loans	422,985	442,573	557,818
Total loans	$1,541,104	$1,496,848	$1,262,781

At December 31, 2008, community bank loans were $1.12 billion, a $413 million increase from $705 million at December 31, 2007. For those same periods, wholesale loans declined $135 million to $423 million as the result of repayments and $18 million of residential loans that were securitized with FNMA.

In the Company’s community bank loan portfolio there are commercial real estate and construction and development (C&D) loans, as well as multifamily loans and consumer loans all of which loans are collateralized by real estate.  In 2008, commercial real estate loans grew $194 million to approximately $481 million. This portion of the portfolio includes a wide variety of loan types that are geographically disbursed. The commercial real estate loan portfolio collateral is located approximately 39% in the Denver metropolitan area, 27% in other areas of Colorado, and 34% is located outside Colorado. Approximately 35% of the portfolio is comprised of owner occupied projects.

At December 31, 2008, the C&D portfolio represents 35.8% of the community bank loan portfolio compared to 38.7% at December 31, 2007. Within the C&D portfolio, construction loans totaled $277 million and land development loans were $123 million at December 31, 2008, compared to $162 million and $111 million, respectively, at December 31, 2007. At December 31, 2008 the construction loan portfolio consists of 41% single family, 36% commercial projects, and 23% multifamily.

Asset Quality
See the section Reclassification of Financial Statement Presentation below.  The following table sets forth our nonperforming assets as of the dates indicated:

	December 31, 2008	September 30, 2008	December 31, 2007
	(Dollars in thousands)
Residential	$3,238	$2,425	$1,649
SBA purchased loans - guaranteed	791	728	893
Total wholesale	4,029	3,153	2,542

Commercial real estate	1,311	885	1,152
Construction and development	2,900	4,713	–
Commercial and industrial	283	146	–
SBA originated, guaranteed portions	124	88	557
Total community bank	4,618	5,832	1,709
Total nonperforming loans held for investment	8,647	8,985	4,251
REO	4,417	2,693	3,109
Total nonperforming assets	$13,064	$11,678	$7,360

Total nonperforming assets increased $1.4 million in the fourth quarter of 2008 as compared to the third quarter of 2008. Residential nonperforming loans increased $813,000, and represent 2.58% of the residential loan held for investment portfolio. Nonperforming construction and development loans held for investment declined by $1.8 million in the fourth quarter principally as a result of the transfer to REO of a $1.8 million asset.  Nonperforming loans held for investment represent 0.69% of that portfolio.

In previous financial reports and earnings releases we had presented both nonperforming loans held for investment and loans held for sale in the table above, because we presented an allowance for credit losses for all such loans.  Now and prospectively, the table above includes nonperforming loans held for investment, and real estate owned.  The table above excludes nonperforming loans held for sale, for which the Company has established a lower of cost or fair value adjustment.  To provide comparability to previous reporting periods, the table below shows the nonperforming loans that are held for sale that were previously reported as nonperforming loans and are now included in the fair value adjustment for loans held for sale:

	December 31, 2008	September 30, 2008	December 31, 2007
	(Dollars in thousands)
Residential	$6,493	$5,786	$6,224
Total wholesale	6,493	5,786	6,224

Multifamily	6,759	337	–
Total community bank	6,759	337	–
Total nonperforming loans held for sale	13,252	6,123	6,224

In total, nonperforming loans inclusive of loans held for sale and loans held for investment are 1.42% of total loans.  Total nonperforming assets inclusive of loans held for sale represent 1.17% of total assets.

Net charge-offs for the fourth quarter of 2008 were $69,000 compared to $305,000 for the third quarter of 2008. Residential charge offs for those same periods were $(72,000), or minus 8 basis points annualized, compared to $291,000, or 31 basis points annualized. Community bank loan charge-offs were $141,000, or one basis point annualized in the fourth quarter of 2008, compared to $14,000, or one basis point annualized in the third quarter of 2008. The allowance for credit losses as a percentage of community bank loans was 1.36% and 1.03% at December 31, 2008 and 2007, respectively.

At December 31, 2008, the Company’s held to maturity mortgage-backed investment security portfolio had an amortized cost of $446 million. The Company’s available for sale mortgage-backed investment security portfolio had a fair value of $59 million. At December 31, 2008, the fair value of the available for sale securities was $22.3 million less than the cost, net of tax. This loss is an unrealized loss recognized in other comprehensive income.

At December 31, 2008, we have determined the fair value of securities using the guidance of FAS 157, as revised.  We initially obtain prices for securities from two nationally recognized pricing services.  If the prices vary significantly and based on other performance factors, we select securities for additional analysis that includes review of forecasted cash flow information.  We utilized two separate firms to provide management with analyses that we evaluate to determine fair value of such securities and temporary vs. other-than-temporary impairments.  Aside from the two held to maturity securities that were deemed other-than-temporarily impaired at September 30, 2008, the portfolio remains substantially investment grade, and we believe the decline in fair value of the remaining portfolio is due to temporary conditions in the marketplace.

Deposits. At December 31, 2008, deposits, including custodial escrow balances, increased $335 million to $1.75 billion, as compared with $1.42 billion at December 31, 2007. Community bank deposits increased $103 million in 2008 to $192 million at December 31, 2008, versus $89 million at December 31, 2007. During the fourth quarter of 2008, retail deposits increased $10 million as a result of successful marketing efforts to increase money market accounts and time deposits.

Capital. At December 31, 2008, the Company’s equity leverage ratio was 4.51% compared with 5.41% at December 31, 2007. The decline in the leverage ratio was principally caused by the unrealized loss on available for sale investment securities and growth in total assets, which was caused by both an increase in the volume of community bank loans and a slowing of the rate of repayment of wholesale assets. The Bank’s tier-1 core capital, total risk-based and tier-1 risk-based capital ratios are approximately 7.65%, 10.55% and 9.68%, respectively, as of December 31, 2008, all of which are in excess of regulatory requirements of 5%, 10% and 6%, respectively.

In light of the national financial crisis and the enactment of the Emergency Economic Stabilization Act of 2008, U.S. government agencies are taking various actions in an attempt to enhance financial stability. These include the U.S. Treasury Department's Troubled Asset Relief Program Capital Purchase Program, which offers to all U.S. banking organizations the opportunity to issue and sell preferred stock, along with warrants to purchase common stock, to the U.S. Treasury on what appear to be relatively attractive terms as compared to alternative capital sources available in the market. Although the Bank’s capital ratios remain well above the minimum levels required for well capitalized status, the Company’s Board of Directors has authorized management to apply for participation in the Capital Purchase Program. We estimate that between $16 million and $48 million may be available under the program.

Reclassification of Financial Statement Presentation
At December 31, 2008 we have reclassified our prior financial statement presentation for loans held for sale.  In previous financial reports in order to be more transparent as it relates to our disclosure of loans held for sale we had separated the lower of cost or fair value adjustment between credit loss exposure and market-interest rate exposure.  We will now present the lower of cost or fair value adjustment as one line item in noninterest expense.  This reclassification had no impact on total assets, equity, income or net income for any period presented.  However, the impact reduces previously reported provision for credit loss expense, reduces the allowance for credit losses, with an offsetting increase to the provision for lower of cost or fair value adjustments.

Conference Call
Any investor or interested individual can listen to the teleconference, which is scheduled to begin at 9:00 AM MST (11:00 AM EST) on Thursday, February 12, 2009. To participate in the teleconference, please call toll-free 800-240-7305 (or 303-262-2143 for international callers) approximately 10 minutes prior to the start time. You may also listen to the teleconference live on the Company’s website, www.uwbancorp.com, and accessing the Investor Relations tab, or by accessing http://www.talkpoint.com/viewer/starthere.asp?Pres=125014.

For those unable to attend, an archive of the conference call will be hosted on these websites.

About United Western Bancorp, Inc.
Denver-based United Western Bancorp, Inc. is focused on developing its community-based banking network through its subsidiary, United Western Bank, by strategically positioning branches across Colorado’s Front Range market and certain mountain communities. This area spans the eastern slope of the Rocky Mountains – from Pueblo to Fort Collins, and from metropolitan Denver to the Roaring Fork Valley. United Western Bank plans to grow its network to an estimated ten to 12 community bank locations over the next three to five years. In addition to community-based banking, United Western Bancorp, Inc. and its subsidiaries offer deposit services to institutional customers and custodial, administrative, and escrow services through its wholly owned subsidiary, Sterling Trust Company. For more information, please visit our web site at www.uwbancorp.com.

Forward-Looking Statements
This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to significant risks and uncertainties. Forward-looking statements include information concerning our future results, interest rates, loan and deposit growth, operations, development and growth of our community bank network and our business strategy. Forward-looking statements sometimes include terminology such as “may,” “will,” “expects,” “anticipates,” “predicts,” “believes,” “plans,” “estimates,” “potential,” “projects,” “intends,” “should” or “continue” or the negative thereof or other variations thereon or comparable terminology. However, a statement may still be forward looking even if it does not contain one of these terms. As you consider forward-looking statements, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions that could cause actual performance or results to differ materially from those in the forward-looking statements. These factors include, but are not limited to: the successful implementation of our community banking strategies and growth plans; the timing of regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches; the continuing strength of our existing business, which may be affected by various factors, including but not limited to interest rate fluctuations, level of delinquencies, defaults and prepayments, general economic conditions, and conditions specifically related to the financial and credit markets, competition, legal and regulatory developments, and future additional risks and uncertainties currently unknown to us. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.

Any forward-looking statements made by the Company speak only as of the date on which the statements are made and are based on information known to us at that time. We do not intend to update or revise the forward-looking statements made in this press release after the date on which they are made to reflect subsequent events or circumstances, except as required by law.

FINANCIAL TABLES FOLLOW

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	December 31,	December 31,
	2008	2007
Assets
Cash and due from banks	$22,332	$21,650
Interest-earning deposits	548	3,156
Federal funds sold	–	16,000
Total cash and cash equivalents	22,880	40,806
Investment securities – available for sale, at estimated fair value	59,573	87,676
Investment securities – held to maturity, at amortized cost	498,464	574,105
Loans held for sale – at lower of cost or fair value	291,620	369,071
Loans held for investment	1,249,484	893,710
Allowance for credit losses	(16,183)	(8,000)
Loans held for investment, net	1,233,301	885,710
FHLBank stock, at cost	29,046	39,913
Mortgage servicing rights, net	9,496	11,971
Accrued interest receivable	8,973	10,551
Other receivables	15,123	14,120
Premises and equipment, net	25,960	16,949
Bank owned life insurance	25,233	24,279
Other assets, net	11,243	11,737
Deferred income taxes	23,324	6,113
Foreclosed real estate	4,417	3,109
Total assets	$2,258,653	$2,096,110

Liabilities and shareholders’ equity
Liabilities:
Deposits	$1,724,672	$1,385,481
Custodial escrow balances	29,697	34,172
FHLBank borrowings	226,721	406,129
Borrowed money	119,265	97,428
Junior subordinated debentures owed to unconsolidated subsidiary trusts	30,442	30,442
Income tax payable	364	222
Other liabilities	25,543	28,815
Total liabilities	2,156,704	1,982,689

Shareholders’ equity:
Common stock	1	1
Additional paid-in capital	23,856	23,724
Retained earnings	100,348	92,364
Accumulated other comprehensive loss	(22,256)	(2,668)
Total shareholders’ equity	101,949	113,421
Total liabilities and shareholders’ equity	$2,258,653	$2,096,110

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except share information)

	Quarter Ended			Twelve months Ended
	Dec. 31,	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,
	2008	2007	2008	2008	2007
Interest and dividend income:
Community bank loans	$15,582	$13,418	$15,439	$58,033	$44,889
Wholesale residential loans	4,884	6,431	5,004	20,503	27,882
Other loans	593	764	576	2,834	6,779
Investment securities	7,681	9,013	7,779	32,169	38,847
Deposits and dividends	151	740	353	1,478	3,162
Total interest and dividend income	28,891	30,366	29,151	115,017	121,559

Interest expense:
Deposits	3,576	4,985	2,921	12,662	27,142
FHLBank borrowings	2,668	5,119	3,645	13,769	17,086
Other borrowed money	1,801	1,894	1,543	6,601	8,489
Total interest expense	8,045	11,998	8,109	33,032	52,717

Net interest income before provision for credit Losses	20,846	18,368	21,042	81,985	68,842
Provision for credit losses	2,373	1,246	2,202	8,599	2,312
Net interest income after provision for credit losses	18,473	17,122	18,840	73,386	66,530

Noninterest income:
Custodial, administrative and escrow services	2,534	2,254	2,547	10,221	8,435
Loan administration	1,081	1,408	1,175	4,914	6,311
Gain on sale of loans held for sale	21	92	418	764	2,124
Gain on sale of available for sale investment Securities	–	–	–	–	98
Write-down on other-than-temporary impairment of securities	–	–	(4,110)	(4,110)	–
Other	704	902	1,115	3,072	4,015
Total noninterest income	4,340	4,656	1,145	14,861	20,983

Noninterest expense:
Compensation and employee benefits	7,297	7,161	8,298	30,929	27,148
Subaccounting fees	3,849	5,192	4,365	17,914	22,851
Amortization of mortgage servicing rights	762	687	491	2,635	3,489
Lower of cost or fair value adjustments	1,618	(176)	610	2,793	722
Occupancy and equipment	1,011	776	898	3,436	2,946
Postage and communication	377	326	375	1,464	1,237
Professional fees	1,454	712	968	3,786	2,584
Mortgage servicing rights subservicing fees	402	445	389	1,690	1,931
Redemption of junior subordinated debentures	–	–	–	–	1,487
Other general and administrative	3,435	2,428	2,904	11,112	9,669
Total noninterest expense	20,205	17,551	19,298	75,759	74,064

Income before income taxes	2,608	4,227	687	12,488	13,449
Income tax (benefit) provision	576	1,244	(805)	2,536	3,308
Net income	$2,032	$2,983	$1,492	$9,952	$10,141

Net income per share – basic	$0.29	$0.41	$0.21	$1.39	$1.40
Net income per share – assuming dilution	0.29	0.41	0.21	1.39	1.40

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCE SHEET
(Unaudited)
(Dollars in thousands)

	Twelve months Ended December 31,
	2008			2007
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest-earning assets:
Community bank loans:
Commercial real estate loans	$312,299	$20,082	6.43%	$172,716	$12,750	7.38%
Construction and development loans	321,410	19,080	5.94	157,796	14,394	9.12
Originated SBA loans	113,430	8,340	7.35	96,848	9,136	9.43
Multifamily loans	48,906	2,927	5.98	55,464	3,615	6.52
Commercial loans	112,239	7,122	6.35	54,765	4,707	8.59
Consumer and other loans	13,154	482	3.66	4,419	287	6.49
Total community bank loans	921,438	58,033	6.30	542,008	44,889	8.28
Wholesale assets:
Residential loans	385,908	20,503	5.31	517,720	27,882	5.39
Purchased SBA loans and securities	157,928	5,109	3.24	213,311	10,393	4.87
Mortgage-backed securities	560,039	29,894	5.34	663,379	35,233	5.31
Total wholesale assets	1,103,875	55,506	5.03	1,394,410	73,508	5.27
Interest-earning deposits	18,454	345	1.84	20,382	1,012	4.90
FHLBank stock	34,298	1,133	3.30	39,297	2,150	5.47
Total interest-earning assets	2,078,065	$115,017	5.54%	1,996,097	$121,559	6.09%

Noninterest-earning assets:
Cash	19,239			18,720
Allowance for credit losses	(13,500)			(9,238)
Premises and equipment	21,662			11,321
Other assets	87,333			82,585
Total noninterest-earning assets	114,734			103,388
Total assets	$2,192,799			$2,099,485

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Passbook accounts	$256	$2	0.76%	$165	$2	1.26%
Money market and NOW accounts	1,238,869	10,376	0.84	1,198,094	25,759	2.15
Certificates of deposit	59,718	2,284	3.82	32,369	1,381	4.27
FHLBank borrowings	383,543	13,769	3.53	351,231	17,086	4.80
Repurchase agreements	78,934	2,975	3.71	72,354	3,494	4.83
Borrowed money and junior subordinated Debentures	53,702	3,626	6.64	59,742	4,995	8.25
Total interest-bearing liabilities	1,815,022	33,032	1.80%	1,713,955	52,717	3.06%

Noninterest-bearing liabilities:
Demand deposits (including custodial escrow balances)	246,064			249,356
Other liabilities	21,831			22,327
Total noninterest-bearing liabilities	267,895			271,683
Shareholders’ equity	109,882			113,847
Total liabilities and shareholders’ equity	$2,192,799			$2,099,485

Net interest income before provision for credit Losses		$81,985			$68,842
Interest rate spread			3.74%			3.03%
Net interest margin			3.96%			3.46%
Ratio of average interest-earning assets to average interest-bearing liabilities			114.49%			116.46%

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCE SHEET
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	December 31, 2008			December 31, 2007
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest-earning assets:
Community bank loans:
Commercial real estate loans	$382,772	$5,792	6.02%	$195,972	$3,588	7.26%
Construction and development loans	369,382	5,031	5.42	232,509	5,145	8.78
Originated SBA loans	132,227	2,260	6.80	94,325	2,174	9.14
Multifamily loans	45,209	524	4.64	51,846	830	6.40
Commercial loans	124,634	1,872	5.98	77,991	1,614	8.21
Consumer and other loans	21,861	103	1.87	4,685	67	5.67
Total community bank loans	1,076,085	15,582	5.76	657,328	13,418	8.10
Wholesale assets:
Residential loans	365,728	4,884	5.34	456,930	6,431	5.63
Purchased SBA loans and securities	144,024	1,132	3.13	192,112	1,605	3.31
Mortgage-backed securities	514,990	7,142	5.55	612,106	8,172	5.34
Total wholesale assets	1,024,742	13,158	5.14	1,261,148	16,208	5.14
Interest-earning deposits	24,120	37	0.60	19,980	226	4.43
FHLBank stock	28,934	114	1.57	39,404	514	5.18
Total interest-earning assets	2,153,881	$28,891	5.35%	1,977,860	$30,366	6.12%

Noninterest-earning assets:
Cash	20,259			15,227
Allowance for credit losses	(17,145)			(9,560)
Premises and equipment	24,860			13,336
Other assets	95,211			81,999
Total noninterest-earning assets	123,185			101,002
Total assets	$2,277,066			$2,078,862

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Passbook accounts	$265	$1	0.79%	$154	$-	1.22%
Money market and NOW accounts	1,379,978	2,299	0.66	1,116,971	4,657	1.65
Certificates of deposit	136,512	1,276	3.72	29,819	328	4.36
FHLBank borrowings	275,160	2,668	3.79	433,380	5,119	4.62
Repurchase agreements	80,641	851	4.13	76,819	916	4.67
Borrowed money and junior subordinated Debentures	59,051	950	6.30	51,442	978	7.44
Total interest-bearing liabilities	1,931,607	8,045	1.64%	1,708,585	11,998	2.76%

Noninterest-bearing liabilities:
Demand deposits (including custodial escrow balances)	219,844			230,814
Other liabilities	22,120			23,496
Total noninterest-bearing liabilities	241,964			254,310
Shareholders’ equity	103,495			115,967
Total liabilities and shareholders’ equity	$2,277,066			$2,078,862

Net interest income before provision for credit Losses		$20,846			$18,368
Interest rate spread			3.71%			3.36%
Net interest margin			3.88%			3.73%
Ratio of average interest-earning assets to average interest-bearing liabilities			111.51%			115.76%

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Unaudited)
(Dollars in thousands, except share information)

	Quarter Ended			Twelve months Ended
	Dec. 31,	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,
	2008	2007	2008	2008	2007

Weighted average shares – basic	7,122,798	7,232,375	7,119,398	7,164,250	7,247,636
Weighted average shares – assuming dilution	7,122,798	7,241,071	7,119,578	7,164,598	7,266,887
Number of shares outstanding at end of period	7,253,391	7,264,224	7,224,111	7,253,391	7,264,224

Operating Ratios & Other Selected Data (1)
Return of average equity	7.85%	10.29%	5.62%	9.06%	8.91%
Operating efficiency ratios (3)	73.77%	73.56%	83.12%	74.66%	78.41%
Book value per share (end of period)	$14.06	$15.61	$13.90	$14.06	$15.61
Yield on assets	5.35%	6.12%	5.51%	5.54%	6.09%
Cost of liabilities	1.64%	2.76%	1.73%	1.80%	3.06%
Net interest margin (2)	3.88%	3.73%	3.99%	3.96%	3.46%

Asset Quality Information (1)
Community bank allowance for credit Losses	$15,232	$7,231	$13,021	$15,232	$7,231
Allowance to community bank loans(4)	1.36%	1.03%	1.24%	1.36%	1.03%
Residential allowance for credit losses	$909	$713	$886	$919	$713
Allowance to residential loans(4)	0.72%	0.44%	0.67%	0.72%	0.44%
Allowance for credit losses	$16,183	$8,000	$13,952	$16,183	$8,000
Allowance for credit losses to total loans(4)	1.30%	0.90%	1.16%	1.30%	0.90%
Community bank net charge offs (recoveries)	$141	$30	$14	$223	$109
Residential net charge offs (recoveries)	(72)	227	291	540	666
Commercial nonaccrual loans(4)	4,494	2,602	6,169	4,494	2,602
Residential nonaccrual loans(4)	3,238	1,649	2,425	3,238	1,649
Commercial guaranteed nonaccrual loans(4)	915	1,450	816	915	1,450
Nonaccrual loans held for investment	8,647	4,251	8,985	8,647	4,251
Nonaccrual loans held for sale	13,252	6,224	6,123	13,252	6,224
Real estate owned	4,417	3,109	2,693	4,417	3,109
Total nonaccrual assets and REO	26,316	13,584	17,801	26,316	13,584
Total residential loans allowance to nonaccrual residential loans	28.07%	43.24%	36.54%	28.07	43.24%
Ratio of allowance for credit losses to total nonaccrual loans(4)	187.15%	188.19%	155.28%	187.15%	188.19%
Total nonaccrual residential loans to total residential loans(4)	2.58%	1.01%	1.83%	2.58%	1.01%
Total nonaccrual commercial loans to total commercial loans(4)	0.69%	0.48%	0.75%	0.69%	0.48%
Total nonaccrual assets and REO to total assets	1.17%	0.65%	0.79%	1.17%	0.65%

(1) Calculations are based on average daily balances where available and monthly averages otherwise, as applicable.
(2) Net interest margin has been calculated by dividing net interest income before credit losses by average interest earning assets.
(3) The operating efficiency ratios have been calculated by dividing noninterest expense, excluding amortization of mortgage servicing rights, by operating income.  Operating income is equal to net interest income before provision for credit losses plus noninterest income.

(4) Excludes loans held for sale.

Appendix I

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS DISCLOSURE
(Unaudited)
(Dollars in thousands, except share information)

	Quarter Ended September 30, 2008

		Non-GAAP
	GAAP	disclosure		Adjusted
Pre tax income	$687
Other-than-temporary impairment on securities		$(4,110)	(1)
Pre tax income (loss) revised	687	(4,110)		$4,797
Income tax (benefit) expense	(805)	(1,565)	(2)	760
Net income (loss)	$1,492	$(2,545)		$4,037

Diluted earnings (loss) per share	$0.21	$(0.36)		$0.57

	Twelve months Ended December 31, 2008

		Non-GAAP
	GAAP	Disclosure		Adjusted

Pre tax income	$12,488
Other-than-temporary impairment on securities		$(4,110)	(1)
Pre tax income (loss) revised	12,488	(4,110)		$16,598
Income tax expense (benefit)	2,536	(1,565)	(2)	4,101
Net income (loss)	$9,952	$(2,545)		$12,497

Diluted earnings (loss) per share	$1.39	$(0.36)		$1.74

(1) Represents charge for other-than-temporary impairment.
(2) Represents income tax expense at marginal tax rate of 38%.